Exhibit 99.1

RPM Reports Record Fiscal 2014 Third-Quarter Results

•	Net income of $16.2 million, or $0.12 per diluted share increases over reported prior third-quarter loss

•	Net income increases 87% and diluted EPS increases 71% over adjusted prior third-quarter results

•	Solid industrial segment performance offsets impact of “polar vortex” on consumer segment

•	Nine-month sales and net income up sharply over prior year

•	Guidance for 2014 fiscal year increased for third time

MEDINA, OH – April 3, 2014 – RPM International Inc. (NYSE: RPM) today reported record financial results for its fiscal 2014 third quarter ended February 28, 2014, which reflected strong performance by the company’s industrial segment that overcame weather-related weakness in its consumer segment.

“We are pleased with RPM’s third-quarter performance, especially in light of the severe cold weather during the quarter in North America, which had a pronounced effect on our consumer segment and impacted some of our industrial businesses as well,” stated Frank C. Sullivan, chairman and chief executive officer. “Our strategically balanced business model continues to serve us well in these choppy economic times, with this quarter’s industrial segment growth offsetting weather-induced weakness in the consumer segment. While the third quarter is typically affected by seasonality, the impact was even more pronounced this year. We believe that most sales deferred as a result of weather will be realized over the coming months.”

Third-Quarter Results

Net sales grew 2.3% to $863.4 million in the fiscal 2014 third quarter from $843.7 million in the fiscal 2013 third quarter. Consolidated earnings before interest and taxes (EBIT) were $37.2 million, compared to a reported negative $48.6 million in the fiscal 2013 third quarter. Record net income for the fiscal 2014 third quarter of $16.2 million, or $0.12 per diluted share, compared to the reported net loss for the year-ago quarter of $42.4 million, or $0.33 per diluted share.

Adjustments in the year-ago period related to a $68.8 million accrual associated with an investigation of Tremco roofing contracts with the U.S. General Services Administration (GSA) and a $6.1 million non-operating adjustment associated with the strategic repositioning of the company’s existing flooring business in Brazil in light of the Viapol acquisition there earlier in fiscal 2013.

Compared to adjusted results in the year-ago quarter, EBIT improved 41.4% over adjusted EBIT of $26.3 million a year ago. Net income improved 87.1% over the adjusted $8.7 million, or $0.07 per diluted share, in the fiscal 2013 third quarter. Earnings per diluted share were up 71.4%.

RPM Reports Record Fiscal 2014 Third-Quarter Results

April 3, 2014

Third-Quarter Segment Sales and Earnings

Industrial segment sales grew 5.3% to $560.5 million from $532.3 million in the fiscal 2013 third quarter. Organic sales improved 4.9%, including foreign exchange translation losses of 2.5%, while acquisitions added 0.4%. Industrial segment EBIT for the quarter was $22.7 million, compared to a negative $66.3 million reported a year ago. Fiscal 2014 third-quarter EBIT was a 162.4% improvement over the adjusted EBIT of $8.7 million in the 2013 third quarter.

“Our industrial segment has been improving sequentially over the last several quarters and turned in outstanding results this quarter, as virtually all sales growth was organic. Excluding the negative impact of foreign exchange, this segment delivered 7.8% total sales growth. Last year’s cost cutting measures have translated into significant leverage to the bottom line. Particularly encouraging was improved performance by most of RPM’s European business units, businesses serving U.S. construction markets and our Legend Brands subsidiary,” Sullivan stated.

Sales in RPM’s consumer segment declined 2.7% to $302.9 million from $311.4 million in the fiscal 2013 third quarter. Organic sales decreased 3.1%, including foreign exchange translation losses of 0.8%, while acquisitions added 0.4%. Consumer segment EBIT decreased 11.4% to $30.8 million from $34.7 million a year ago.

“Weather clearly had a dampening effect on our consumer segment in the quarter, but the fundamentals of these businesses remain very strong and the recovery in residential housing is expected to continue. The overall repair and maintenance focus of this segment should drive deferred sales into the spring and summer months,” stated Sullivan.

Cash Flow and Financial Position

For the first nine months of fiscal 2014, cash from operations was $25.9 million, compared to $170.9 million in the first nine months of fiscal 2013. Capital expenditures during the current nine-month period of $54.3 million compare to depreciation of $43.7 million over the same time. Total debt at the end of the first nine months of fiscal 2014 was $1.39 billion, compared to $1.40 billion a year ago and $1.37 billion at the end of fiscal 2013. RPM’s net (of cash) debt-to-total capitalization ratio was 47.3%, compared to 49.8% at February 28, 2013.

“At February 28, 2014, RPM’s total liquidity, including cash and long-term committed available credit, stood at $927 million,” Sullivan stated. “As a result, we continue our search for strong acquisition candidates that complement our existing product lines and expand RPM’s geographic presence,” stated Sullivan.

Nine-Month Results

Nine-month net sales grew 6.6% to $3.10 billion from a reported $2.908 billion a year ago. Consolidated EBIT was $317.6 million, up 155.3% from a reported $124.4 million a year ago. Record net income of $182.9 million, or $1.37 per diluted share, increased 450.4% over reported net income of $33.2 million, or $0.25 per diluted share, in the year-ago period.

RPM Reports Record Fiscal 2014 Third-Quarter Results

April 3, 2014

In addition to third-quarter adjustments a year ago, adjustments in the first nine months of fiscal 2013 also included a write down of RPM’s equity investment in Kemrock Industries and Exports Ltd. in India and charges related to exiting unprofitable roofing contracts outside North America.

Nine-month net sales grew 6.5% from adjusted sales of $2.911 billion last year. Compared to adjusted year-ago results, EBIT improved 19.2% over an adjusted $266.5 million in the first nine months of fiscal 2013. Nine-month net income was up 25.3% over adjusted net income of $146.0 million in the first nine months of fiscal 2013, while diluted earnings per share increased 24.5% over the $1.10 in fiscal 2013 adjusted nine-month results.

Nine-Month Segment Sales and Earnings

Sales for RPM’s industrial segment increased 3.8%, to $2.00 billion from a reported $1.93 billion in the fiscal 2013 first nine months. Organic sales increased 3.2%, including foreign exchange translation losses of 1.1%, while acquisitions added 0.6%. Industrial segment EBIT of $206.7 million compares to reported EBIT of $88.8 million in the first nine months of fiscal 2013. The segment’s EBIT increased 12.1% over the adjusted fiscal 2013 nine-month EBIT of $184.4 million.

In the consumer segment, nine-month sales increased 12.0% to $1.10 billion from $981.1 million in the first nine months of fiscal 2013. Organic sales improved 5.2%, including foreign exchange translation losses of 0.6%, while acquisitions added 6.8%. Consumer segment EBIT improved 25.0%, to $165.1 million from $132.1 million in the first nine months a year ago.

Business Outlook

“We see improving momentum in our industrial segment, combined with pent-up demand in our consumer segment as a result of the severe weather this winter in North America. Our guidance for fiscal 2014 segment sales remains consistent with our view from last quarter, with industrial sales growth of 4% to 6% and consumer sales growth of 8% to 10%. Due to stronger than anticipated leverage in our industrial segment, resulting from solid performance in Europe and businesses serving U.S. construction markets, we are increasing full year EPS guidance to a range of $2.10 to $2.15 per diluted share, or 15% to 18% year-over-year growth, versus the range of $2.05 to $2.10 per diluted share announced last quarter,” Sullivan stated.

Webcast and Conference Call Information

Management will host a conference call to further discuss these results beginning at 10:00 a.m. EST today. The call can be accessed by dialing 877-280-4958 or 857-244-7315 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1 p.m. EDT today until 11:59 p.m. EDT on April 10, 2014. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 83576135. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

RPM Reports Record Fiscal 2014 Third-Quarter Results

April 3, 2014

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@RPMinc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2013, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	AS REPORTED				ADJUSTED (a)
	Three Months Ended February 28,		Nine Months Ended February 28,		Three Months Ended	Nine Months Ended
	2014	2013	2014	2013	February 28, 2013

Net Sales	$863,410	$843,736	$3,099,571	$2,907,876	$843,736	$2,910,754
Cost of sales	505,384	500,172	1,784,528	1,705,431	500,172	1,702,890

Gross profit	358,026	343,564	1,315,043	1,202,445	343,564	1,207,864
Selling, general & administrative expenses	322,205	318,638	1,000,712	955,339	318,638	944,751
Loss contingency		68,846		68,846
Interest expense	19,740	20,506	61,274	58,804	20,506	58,804
Investment (income), net	(7,751)	(6,317)	(13,650)	(14,655)	(6,317)	(14,655)
Other (income) expense, net	(1,353)	4,714	(3,278)	53,830	(1,373)	(3,349)

Income (loss) before income taxes	25,185	(62,823)	269,985	80,281	12,110	222,313
Provision (benefit) for income taxes	8,274	(20,631)	77,771	38,519	3,278	66,196

Net income (loss)	16,911	(42,192)	192,214	41,762	8,832	156,117
Less: Net income attributable to noncontrolling interests	690	164	9,333	8,537	164	10,143

Net income (loss) attributable to RPM International Inc. Stockholders	$16,221	$(42,356)	$182,881	$33,225	$8,668	$145,974

Earnings (loss) per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.12	$(0.33)	$1.38	$0.25	$0.07	$1.11

Diluted	$0.12	$(0.33)	$1.37	$0.25	$0.07	$1.10

Average shares of common stock outstanding - basic	129,453	129,013	129,407	128,900	129,013	128,900

Average shares of common stock outstanding - diluted	129,453	129,013	131,569	129,722	129,896	129,722

(a)	Refer to the attached page for a reconciliation of as reported figures to adjusted figures presented above.

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	AS REPORTED				ADJUSTED (a)
	Three Months Ended February 28,		Nine Months Ended February 28,		Three Months Ended	Nine Months Ended
	2014	2013	2014	2013	February 28, 2013

Net Sales:
Industrial Segment	$560,537	$532,336	$2,000,476	$1,926,747	$532,336	$1,929,625
Consumer Segment	302,873	311,400	1,099,095	981,129	311,400	981,129

Total	$863,410	$843,736	$3,099,571	$2,907,876	$843,736	$2,910,754

Income (Loss) Before Income Taxes (b):
Industrial Segment
Income (Loss) Before Income Taxes (b)	$20,284	$(68,643)	$199,259	$81,156	$6,290	$176,831
Interest (Expense), Net (c)	(2,413)	(2,360)	(7,475)	(7,594)	(2,360)	(7,594)

EBIT (d)	$22,697	$(66,283)	$206,734	$88,750	$8,650	$184,425

Consumer Segment
Income Before Income Taxes (b)	$30,794	$34,720	$165,231	$132,069	$34,720	$132,069
Interest (Expense), Net (c)	25	(15)	90	(34)	(15)	(34)

EBIT (d)	$30,769	$34,735	$165,141	$132,103	$34,735	$132,103

Corporate/Other
(Expense) Before Income Taxes (b)	$(25,893)	$(28,900)	$(94,505)	$(132,944)	$(28,900)	$(86,587)
Interest (Expense), Net (c)	(9,601)	(11,814)	(40,239)	(36,521)	(11,814)	(36,521)

EBIT (d)	$(16,292)	$(17,086)	$(54,266)	$(96,423)	$(17,086)	$(50,066)

Consolidated
Income (Loss) Before Income Taxes (b)	$25,185	$(62,823)	$269,985	$80,281	$12,110	$222,313
Interest (Expense), Net (c)	(11,989)	(14,189)	(47,624)	(44,149)	(14,189)	(44,149)

EBIT (d)	$37,174	$(48,634)	$317,609	$124,430	$26,299	$266,462

(a)	Refer to the attached page for a reconciliation of as reported figures to adjusted figures presented above.
(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF “AS REPORTED” TO “ADJUSTED”

IN THOUSANDS, EXCEPT PER SHARE DATA

	Three Months Ended February 28, 2013
	AS REPORTED	Adjustments		ADJUSTED
	(Unaudited)
Net Sales	$843,736	$—		$843,736
Cost of sales	500,172	—		500,172

Gross profit	343,564	—		343,564
Selling, general & administrative expenses	318,638	—		318,638
Loss contingency	68,846	(68,846	)(1)	—
Interest expense	20,506	—		20,506
Investment (income), net	(6,317)	—		(6,317)
Other expense (income), net	4,714	(6,087	)(2)	(1,373)

Income (loss) before income taxes	(62,823)	74,933		12,110
Provision (benefit) for income taxes	(20,631)	23,909		3,278

Net income (loss)	(42,192)	51,024		8,832
Less: Net income attributable to noncontrolling interests	164	—		164

Net income (loss) attributable to RPM International Inc. Stockholders	$(42,356)	$51,024		$8,668

Earnings (loss) per share attributable to RPM International Inc. Stockholders:

Basic	$(0.33)	$0.40		$0.07

Diluted	$(0.33)	$0.40		$0.07

(1)	Adjustment removes the accrual associated with an investigation of the company’s Building Solutions Group roofing contracts with the U.S. General Services Administration. The substantial majority of the accrual relates to the sale of products and services from 2002 to 2008.
(2)	Adjustment removes the impact of strategic repositioning of certain industrial segment subsidiaries located in Brazil. Included in the loss was the impact of an adjustment for accumulated foreign currency translation losses that were previously recorded as an unrealized foreign exchange loss in the currency translation account as a component of other comprehensive income.

	Nine Months Ended February 28, 2013
	AS REPORTED	Adjustments		ADJUSTED
	(Unaudited)
Net Sales	$2,907,876	$2,878		$2,910,754
Cost of sales	1,705,431	(2,541)		1,702,890

Gross profit	1,202,445	5,419	(3)	1,207,864
Selling, general & administrative expenses	955,339	(10,588	)(4)	944,751
Loss contingency	68,846	(68,846	)(1)	—
Interest expense	58,804	—		58,804
Investment (income), net	(14,655)	—		(14,655)
Other expense (income), net	53,830	(57,179	)(5)	(3,349)

Income before income taxes	80,281	142,032		222,313
Provision for income taxes	38,519	27,677		66,196

Net income	41,762	114,355		156,117
Less: Net income attributable to noncontrolling interests	8,537	1,606		10,143

Net income attributable to RPM International Inc. Stockholders	$33,225	$112,749		$145,974

Earnings per share attributable to RPM International Inc. Stockholders:

Basic	$0.25	$0.86		$1.11

Diluted	$0.25	$0.85		$1.10

(3)	Represents an adjustment for revised cost estimates in the Roofing Division of RPM’s Building Solutions Group (industrial segment) in conjunction with unprofitable contracts outside of North America of $5,419 during the first quarter of fiscal 2013.
(4)	Adjustment includes $5,588 in Roofing exit costs and $5,000 of bad debt charges relating to a Kemrock receivable during the first quarter of fiscal 2013.
(5)	Adjustments include the write-downs of Kemrock investments, including $35,538 at Corporate and $4,735 at RPM’s Performance Coatings Group (industrial segment) during the first quarter of fiscal 2013 and an additional $10,819 write-down at Corporate in the second quarter of fiscal 2013. Adjustments also reflect the $6,087 impact of the loss on repositioning of certain industrial segment subsidiaries in Brazil, as described in (2) above.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	February 28, 2014	February 28, 2013	May 31, 2013
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$216,001	$247,104	$343,554
Trade accounts receivable	735,141	674,357	816,421
Allowance for doubtful accounts	(29,988)	(31,703)	(28,904)

Net trade accounts receivable	705,153	642,654	787,517
Inventories	634,583	585,804	548,680
Deferred income taxes	38,310	22,352	36,565
Prepaid expenses and other current assets	157,351	191,500	169,956

Total current assets	1,751,398	1,689,414	1,886,272

Property, Plant and Equipment, at Cost	1,162,961	1,147,105	1,128,123
Allowance for depreciation and amortization	(656,169)	(672,657)	(635,760)

Property, plant and equipment, net	506,792	474,448	492,363

Other Assets
Goodwill	1,142,186	1,116,967	1,113,831
Other intangible assets, net of amortization	464,486	470,422	459,613
Other	168,943	171,670	163,447

Total other assets	1,775,615	1,759,059	1,736,891

Total Assets	$4,033,805	$3,922,921	$4,115,526

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$336,692	$322,013	$478,185
Current portion of long-term debt	5,957	3,557	4,521
Accrued compensation and benefits	130,583	121,593	154,844
Accrued loss reserves	21,784	34,007	27,591
Other accrued liabilities	192,327	249,786	262,889

Total current liabilities	687,343	730,956	928,030

Long-Term Liabilities
Long-term debt, less current maturities	1,382,478	1,392,381	1,369,176
Other long-term liabilities	430,697	435,553	417,160
Deferred income taxes	48,372	54,286	46,227

Total long-term liabilities	1,861,547	1,882,220	1,832,563

Total liabilities	2,548,890	2,613,176	2,760,593

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,250; 132,506; 132,596)	1,332	1,325	1,326
Paid-in capital	794,568	759,147	763,505
Treasury stock, at cost	(82,178)	(71,809)	(72,494)
Accumulated other comprehensive (loss)	(165,409)	(161,891)	(159,253)
Retained earnings	756,891	632,210	667,774

Total RPM International Inc. stockholders’ equity	1,305,204	1,158,982	1,200,858
Noncontrolling interest	179,711	150,763	154,075

Total equity	1,484,915	1,309,745	1,354,933

Total Liabilities and Stockholders’ Equity	$4,033,805	$3,922,921	$4,115,526

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Nine Months Ended
	February 28,
	2014	2013

Cash Flows From Operating Activities:
Net income	$192,214	$41,762
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	43,706	41,858
Amortization	23,616	22,535
Impairment loss on investment in Kemrock		51,092
Loss contingency		68,846
Deferred income taxes	(1,422)	4,461
Stock-based compensation expense	15,541	12,354
Other	(2,143)	(10,120)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	86,480	144,749
(Increase) in inventory	(82,572)	(69,705)
Decrease in prepaid expenses and other current and long-term assets	3,885	14,356
(Decrease) in accounts payable	(145,393)	(88,350)
(Decrease) in accrued compensation and benefits	(23,935)	(42,897)
(Decrease) increase in accrued loss reserves	(5,804)	4,379
(Decrease) in contingent payment	(63,014)
Increase (decrease) in other accrued liabilities	6,576	(5,136)
Other	(21,832)	(19,322)

Cash Provided By Operating Activities	25,903	170,862

Cash Flows From Investing Activities:
Capital expenditures	(54,277)	(45,651)
Acquisition of businesses, net of cash acquired	(39,248)	(396,951)
Purchase of marketable securities	(37,909)	(82,054)
Proceeds from sales of marketable securities	45,306	88,572
Other	6,178	1,338

Cash (Used For) Investing Activities	(79,950)	(434,746)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	262,211	318,994
Reductions of long-term and short-term debt	(231,137)	(45,247)
Cash dividends	(93,763)	(87,832)
Repurchase of stock	(9,685)	(2,329)
Other	(233)	3,750

Cash (Used For) Provided By Financing Activities	(72,607)	187,336

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(899)	7,684

Net Change in Cash and Cash Equivalents	(127,553)	(68,864)

Cash and Cash Equivalents at Beginning of Period	343,554	315,968

Cash and Cash Equivalents at End of Period	$216,001	$247,104